Exhibit 10.41

FIRST AMENDMENT TO OFFICE LEASE

This FIRST AMENDMENT TO OFFICE LEASE (this “First Amendment”) is made and entered into as of December 6, 2024, by and between KR JUNCTION, LLC, a Delaware limited liability company (“Landlord”), and AVENZO THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord (as successor-in-interest to BRE CA OFFICE OWNER LLC, a Delaware limited liability company) and Tenant entered into that certain Office Lease dated 11/7/2022 (the “Lease”), whereby Landlord leases to Tenant and Tenant leases from Landlord those certain premises consisting of 17,223 rentable square feet (collectively, the “Existing Premises”) comprised of: (i) that certain space consisting of 5,960 rentable square feet of space commonly known as Suite 250 (“Suite 250”) and located on the second (2nd) floor of that certain building (the “Building”) located at 12707 High Bluff Drive, San Diego, California 92130, and (ii) that certain space consisting of 11,263 rentable square feet of space commonly known as Suite 200 and located on the second (2nd) floor (“Suite 200”).

B. Landlord and Tenant desire (i) to extend the Term of the Lease with respect to Suite 250, (ii) to expand the Existing Premises to include that certain space consisting of 6,238 rentable square feet of space on the first (1st) floor of the Building comprised of: (a) that certain space consisting of 3,836 rentable square feet of space commonly known as Suite 100 and located on the first (1st) floor of the Building (the “Suite 100 Expansion Premises”), and (b) that certain space consisting of 2,402 rentable square feet of space commonly known as Suite 115 and located on the first (1st) floor (the “Suite 115 Expansion Premises” and together with the Suite 100 Expansion Premises, the “Expansion Premises”), all as delineated on Exhibit A attached hereto and made a part hereof, and (iii) to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this First Amendment.

Junction Del Mar

[First Amendment]

[Avenzo Therapeutics, Inc.]

2. Modification of Premises. Effective as of January 1, 2025 (the “Suite 100 Expansion Commencement Date”), Tenant shall lease from Landlord and Landlord shall lease to Tenant the Suite 100 Expansion Premises for the Suite 100 Expansion Term (defined below). Landlord shall tender possession of the Suite 100 Expansion Premises in its presently existing, as-is condition, to Tenant within a reasonable time period following the full execution and delivery of this First Amendment by Landlord and Tenant, and in any event, on or before the Suite 100 Expansion Commencement Date and subject to Tenant’s early entry rights set forth below. The date that Landlord tenders of possession of the Suite 100 Expansion Premises to Tenant shall be the “Suite 100 Expansion Premises Delivery Date”. Effective as of the date (the “Suite 115 Expansion Commencement Date”) which is the later to occur of (i) May 1, 2025, and (ii) the date Landlord delivers possession of the Suite 115 Expansion Premises to Tenant with the Improvements Substantially Completed (as such terms are defined in the Work Letter attached hereto as Exhibit B (the “Work Letter”)), Tenant shall lease from Landlord and Landlord shall lease to Tenant the Suite 115 Expansion Premises for the Suite 115 Expansion Term (defined below). Landlord and Tenant hereby acknowledge that such addition of the Suite 100 Expansion Premises to the Existing Premises shall, effective as of the Suite 100 Expansion Commencement Date, increase the size of the Premises to 21,059 rentable square feet until the occurrence of the Suite 115 Expansion Commencement Date, and that such addition of the Suite 115 Expansion Premises to the Existing Premises and Suite 100 Expansion Premises shall, effective as of the Suite 115 Expansion Commencement Date, increase the size of the Premises to 23,461 rentable square feet. The Existing Premises and the Expansion Premises may hereinafter collectively be referred to as the “Premises”. Notwithstanding the foregoing, provided that Tenant and its agents do not interfere with the construction of the Improvements, Landlord shall provide Tenant with fourteen (14) days of early access to the Suite 100 Expansion Premises following the Suite 100 Expansion Premises Delivery Date and prior to the Suite 100 Expansion Commencement Date for the purpose of installing Tenant’s FF&E (defined below) (including Tenant’s data and telephone equipment) in the Suite 100 Expansion Premises. Tenant’s indemnity set forth in the Lease shall apply during any such period of early entry by Tenant.

3. Lease Term; Extension Option.

3.1. Extension of Term for Suite 250; Expansion Term. Landlord and Tenant acknowledge that the Term of Tenant’s lease of Suite 200 is currently scheduled to expire on August 31, 2031 (the “Lease Expiration Date”), pursuant to the terms of the Lease, and the Term of Tenant’s lease of Suite 250 is currently scheduled to expire on October 31, 2028. Notwithstanding anything to the contrary in the Lease, the Term of Tenant’s lease of Suite 250 is hereby extended from November 1, 2028, through August 31, 2031 (such period, the “Suite 250 Extended Term”), on the terms and conditions set forth in the Lease, as hereby amended by this First Amendment, unless sooner terminated as provided in the Lease, as hereby amended. Further, (i) the Term of Tenant’s lease of the Suite 100 Expansion Premises (the “Suite 100 Expansion Term”) shall commence on the Suite 100 Expansion Commencement Date and shall expire on August 31, 2031, unless sooner terminated as provided in the Lease, as hereby amended and (ii) the Term of Tenant’s lease of the Suite 115 Expansion Premises (the “Suite 115 Expansion Term”) shall commence on the Suite 115 Expansion Commencement Date and shall expire on August 31, 2031, unless sooner terminated as provided in the Lease, as hereby amended. For the avoidance of doubt, the Term of the Lease with respect to the entirety of the Premises shall expire on the Lease Expiration Date (i.e., August 31, 2031).

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3.2. Extension Option. Landlord and Tenant acknowledge and agree that the extension of the Term for Suite 250 by the Suite 250 Extended Term set forth in Section 3.1 above constitutes Tenant’s exercise of the Suite 250 Extension Option for the Suite 250 Extension Term contemplated by the terms of Section 3 of Exhibit F attached to the Lease, and accordingly Tenant’s only remaining extension option shall be the Extension Option set forth in Section 4 of Exhibit F, where Tenant has one (1) option to extend the Term for a period of five (5) years in accordance with, and pursuant to the terms of, Section 4 of Exhibit F of the Lease; provided, however, such right shall apply to the entire Premises as amended hereby (i.e., Suite 200, Suite 250, the Suite 100 Expansion Premises and the Suite 115 Expansion Premises).

4. Base Rent.

4.1. Existing Premises. Throughout the Term, Tenant shall continue to pay to Landlord monthly installments of Base Rent for Suite 200 in accordance with the terms of the Lease. Prior to November 1, 2028, Tenant shall continue to pay monthly installments of Base Rent for Suite 250 in accordance with the terms of the Lease, and, notwithstanding anything in the Lease to the contrary, from and after November 1, 2028 and continuing throughout the Suite 250 Extended Term, Tenant shall pay monthly installments of Base Rent for Suite 250 as follows:

Period During Suite 250 Extended Term	Annual Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
November 1, 2028 – December 31, 2028	N/A	$34,842.70	$5.85
January 1, 2029 – December 31, 2029	$430,655.76	$35,887.98	$6.02
January 1, 2030 – December 31, 2030	$443,575.44	$36,964.62	$6.20
January 1, 2031 – August 31, 2031	N/A	$38,073.56	$6.39

4.2. Suite 100 Expansion Premises. Commencing on the Suite 100 Expansion Commencement Date and continuing throughout the Suite 100 Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Suite 100 Expansion Premises as follows:

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Period During Suite 100 Expansion Term	Annual Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
January 1, 2025 – December 31, 2025	$246,271.20	$20,522.60	$5.35
January 1, 2026 – December 31, 2026	$253,659.36	$21,138.28	$5.51
January 1, 2027 – December 31, 2027	$261,269.16	$21,772.43	$5.68
January 1, 2028 – December 31, 2028	$269,107.20	$22,425.60	$5.85
January 1, 2029 – December 31, 2029	$277,180.44	$23,098.37	$6.02
January 1, 2030 – December 31, 2030	$285,495.84	$23,791.32	$6.20
January 1, 2031 – August 31, 2031	N/A	$24,505.06	$6.39

4.3. Suite 100 Abated Base Rent. Provided that Tenant is not then in Default of the Lease (as hereby amended), then during the period commencing on February 1, 2025 and ending on May 31, 2025 (the “Suite 100 Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Suite 100 Expansion Premises during such Suite 100 Rent Abatement Period (the “Suite 100 Rent Abatement”). Landlord and Tenant acknowledge that the aggregate amount of the Suite 100 Rent Abatement equals $82,090.40 (i.e., $20,522.60 per month). Tenant acknowledges and agrees that the foregoing Suite 100 Rent Abatement has been granted to Tenant as additional consideration for entering into this First Amendment, and for agreeing to pay the Base Rent and performing the terms and conditions otherwise required under the Lease (as hereby amended). If during the Suite 100 Rent Abatement Period (i) Tenant shall be in Default under the Lease (as hereby amended) and shall fail to cure such Default within the notice and cure period, if any, permitted for cure pursuant to the Lease (as hereby amended), then the dollar amount of the unapplied portion of the Suite 100 Rent Abatement as of the date of such Default shall be converted to a credit to be applied to the Base Rent applicable at the end of the Suite 100 Expansion Term and Tenant shall no longer have the right to abate Base Rent for the Suite 100 Expansion Premises during the remainder of the Suite 100 Rent Abatement Period; provided, however, if Tenant cures such Default and this Lease remains in full force and effect, then such credit shall then be applied commencing on the cure of such Default, or (ii) if the Lease (as hereby amended) is terminated for any reason other than Landlord’s breach of the Lease, or an event of casualty or condemnation, then for purposes of calculating Landlord’s damages, if any, under Section 1951.2 of the California Civil Code, the dollar amount of the unapplied portion of the Suite 100 Rent Abatement as of such termination shall be converted to a credit to be applied to the Base Rent applicable at the end of the Suite 100 Extended Term and Tenant shall no longer have the right to abate Base Rent for the Suite 100 Expansion Premises during the remainder of the Suite 100 Rent Abatement Period.

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4.4. Suite 115 Expansion Premises. Commencing on the Suite 115 Expansion Commencement Date and continuing throughout the Suite 115 Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Suite 115 Expansion Premises as follows:

Period During Suite 115 Expansion Term	Annual Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
Suite 115 Expansion Commencement Date – December 31, 2025	N/A	$12,850.70	$5.35
January 1, 2026 – December 31, 2026	$158,834.64	$13,236.22	$5.51
January 1, 2027 – December 31, 2027	$163,599.72	$13,633.31	$5.68
January 1, 2028 – December 31, 2028	$168,507.72	$14,042.31	$5.85
January 1, 2029 – December 31, 2029	$173,562.96	$14,463.58	$6.02
January 1, 2030 – December 31, 2030	$178,769.88	$14,897.49	$6.20
January 1, 2031 – August 31, 2031	N/A	$15,344.41	$6.39

4.5. Suite 115 Abated Base Rent. Provided that Tenant is not then in Default of the Lease (as hereby amended), then during the period commencing on the first day of the second (2nd) full calendar month following the Suite 115 Expansion Commencement Date and ending on the last day of the fifth (5th) full calendar month following the Suite 115 Expansion Commencement Date (the “Suite 115 Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Suite 115 Expansion Premises during such Suite 115 Rent Abatement Period (the “Suite 115 Rent Abatement”). Landlord and Tenant acknowledge that the aggregate amount of the Suite 115 Rent Abatement equals $51,402.80 (i.e., $12,850.70 per month). Tenant acknowledges and agrees that the foregoing Suite 115 Rent Abatement has been granted to Tenant as additional consideration for entering into this First Amendment, and for agreeing to pay the Base Rent and performing the terms and conditions otherwise required under the Lease (as hereby amended). If during the Suite 115 Rent Abatement

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Period (i) Tenant shall be in Default under the Lease (as hereby amended), and shall fail to cure such Default within the notice and cure period, if any, permitted for cure pursuant to the Lease (as hereby amended), then the dollar amount of the unapplied portion of the Suite 115 Rent Abatement as of the date of such Default shall be converted to a credit to be applied to the Base Rent applicable at the end of the Suite 115 Expansion Term and Tenant shall no longer have the right to abate Base Rent for the Suite 115 Expansion Premises during the remainder of the Suite 115 Rent Abatement Period; provided, however, if Tenant cures such Default and this Lease remains in full force and effect, then such credit shall then be applied commencing on the cure of such Default, or (ii) if the Lease (as hereby amended) is terminated for any reason other than Landlord’s breach of the Lease, or an event of casualty or condemnation, then for purposes of calculating Landlord’s damages, if any, under Section 1951.2 of the California Civil Code, the dollar amount of the unapplied portion of the Suite 115 Rent Abatement as of such termination shall be converted to a credit to be applied to the Base Rent applicable at the end of the Suite 115 Extended Term and Tenant shall no longer have the right to abate Base Rent for the Suite 115 Expansion Premises during the remainder of the Suite 115 Rent Abatement Period.

5. Tenant’s Share of Expenses and Taxes.

5.1. Existing Premises. Tenant shall continue to pay Tenant’s Share of Expenses and Taxes in connection with Suite 200 in accordance with the terms of the Lease throughout the Term. Additionally, Tenant shall continue to pay Tenant’s Share of Expenses and Taxes in connection with Suite 250 in accordance with the terms of the Lease throughout the Term, provided that with respect to the calculation of Tenant’s Share of Expenses and Taxes in connection Suite 250, effective as of November 1, 2028 the Base Year shall be the calendar year 2028.

5.2. Expansion Premises. Except as specifically set forth in this Section 5.2, commencing on the Suite 100 Expansion Commencement Date with respect to the Suite 100 Expansion Premises and commencing on the Suite 115 Expansion Commencement Date with respect to the Suite 115 Expansion Premises, Tenant shall pay Tenant’s Share of Expenses and Taxes in connection with the applicable portions of the Expansion Premises in accordance with the terms of the Lease, provided that with respect to the calculation of Tenant’s Share Expenses and Taxes in connection with the Expansion Premises, the following shall apply:

5.2.1 Tenant’s Share with respect to the Suite 100 Expansion Premises shall equal 6.47%, and Tenant’s Share with respect to the Suite 115 Expansion Premises shall equal 4.05%; and

5.2.2 the Base Year with respect to the Expansion Premises shall be the calendar year 2025.

5.3. Electricity. Pursuant to the terms of Section 5.1 of the Lease, Tenant shall pay all electricity for the entire Premises (during the applicable Term thereof) directly to the entity providing such electricity to the Premises.

-6-	Junction Del Mar [First Amendment] [Avenzo Therapeutics, Inc.]

6. Condition of Premises. Tenant hereby acknowledges that Tenant has been in occupancy of the Existing Premises and Tenant shall continue to accept the Existing Premises in its presently existing, “as-is” condition and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Existing Premises. Except as specifically set forth herein and/or in the Tenant Work Letter, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises, and Tenant shall accept the Expansion Premises in its presently existing, “as-is” condition. Notwithstanding the foregoing, Landlord shall construct certain Improvements in the Expansion Premises pursuant to the terms of the Tenant Work Letter.

7. Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than CBRE, Inc. (the “Broker”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Landlord shall be solely responsible for any and all fees and/or commissions due to Broker pursuant to the terms of a separate agreement. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Broker. The terms of this Section 7 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

8. Parking. In addition to the parking rights set forth in the Lease with respect to the Existing Premises, effective as of the Suite 100 Expansion Commencement Date and continuing throughout the Suite 100 Expansion Term, Tenant shall be entitled to use up to fourteen (14) unreserved parking passes for use in the Parking Facility (based upon a ratio of three-point six (3.6) unreserved parking passes per one thousand (1,000) usable square feet) in connection with Tenant’s lease of the Suite 100 Expansion Premises, and effective as of the Suite 115 Expansion Commencement Date and continuing throughout the Suite 115 Expansion Term, Tenant shall be entitled to use up to nine (9) unreserved parking passes for use in the Parking Facility (based upon a ratio of three-point six (3.6) unreserved parking passes per one thousand (1,000) usable square feet) in connection with Tenant’s lease of the Suite 115 Expansion Premises (collectively, the “Expansion Parking Passes”). Tenant shall use the Expansion Parking Passes in accordance with the provisions of the Lease and the same shall be free of charge during the initial Suite 100 Expansion Term and initial Suite 115 Expansion Term.

9. Signs. In connection with the Expansion Premises, Landlord shall, at Landlord’s sole cost and expense, include Tenant’s name in any tenant directory located in the lobby of the Building and shall provide identifying suite signage for Tenant comparable to that provided by Landlord on similar floors in the Building, which suite signage shall be installed on or before the Suite 100 Expansion Commencement Date with respect to Suite 100 and promptly following the Suite 115 Expansion Commencement Date with respect to Suite 115.

10. Letter of Credit. Landlord is currently in possession of Tenant’s Letter of Credit in the amount of $965,548.33 (the “Letter of Credit”). Landlord shall continue to hold the Letter of Credit in accordance with the terms of Article 20 of the Lease.

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11. Statutory Disclosure and Related Terms. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Expansion Premises have not undergone inspection by a Certified Access Specialist (CASp).

12. No Further Modification; Conflict. Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall apply with respect to the Expansion Premises and shall remain unmodified and in full force and effect. In the event of a conflict between the terms of the Lease and this First Amendment, the terms of this First Amendment shall prevail.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

“LANDLORD”:

KR JUNCTION, LLC, a Delaware limited liability company

By:	Kilroy Realty, L.P.,
a Delaware limited partnership,
its Manager

	By:	Kilroy Realty Corporation,
a Maryland corporation,
its General Partner

		By:	/s/ Nelson Ackerly
Name: Nelson Ackerly
Its: Senior Vice President, Leasing

		By:	/s/ Annie Caldwell
Name: Annie Caldwell
Its: Vice President, Leasing

“TENANT”:

AVENZO THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Paolo Tombesi
Name: Paolo Tombesi
Its:	EVP and CFO

By:
Name:
Its:

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EXHIBIT A

OUTLINE OF EXPANSION PREMISES

Suite 100 Expansion Premises

Exhibit A -1-	Junction Del Mar [First Amendment] [Avenzo Therapeutics, Inc.]

Suite 115 Expansion Premises

Exhibit A -2-	Junction Del Mar [First Amendment] [Avenzo Therapeutics, Inc.]

EXHIBIT B

WORK LETTER

Landlord-Build; Landlord-Controlled Design

This Work Letter shall set forth the terms and conditions relating to the construction of the Improvements (as defined below). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lease. For purposes of this Work Letter, all references to the Lease shall mean the Lease, as amended by this First Amendment.

SECTION 1

POSSESSION

Except as specifically set forth in this Work Letter, Landlord shall tender possession of the Expansion Premises to Tenant in its existing “as-is” condition in accordance with the timing and other terms and conditions set forth in this First Amendment.

SECTION 2

IMPROVEMENTS

2.1 Improvements. Landlord shall retain a general contractor selected pursuant to the competitive bidding process described below (the “Contractor”) and cause the installation and/or construction of certain permanently affixed improvements, which improvements shall consist of certain cosmetic alterations and improvements to the Suite 115 Expansion Premises that do not require a building permit that are reasonably and mutually agreed upon by Landlord and Tenant (the “Improvements”), and which Improvements are comprised of Building-standard materials, components and finishes. Landlord shall select three (3) qualified, licensed and reputable general contractors to participate in the competitive bidding process. Each such contractor shall be notified in the bidding package of the time schedule for construction of the Improvements and that, unless Landlord otherwise requires, such contractors shall be required to use certain subcontractors designated by Landlord. The bids shall be submitted promptly to Landlord and a reconciliation shall be performed by Landlord to adjust inconsistent or incorrect assumptions so that a likekind comparison can be made and a low bidder determined. Within five (5) business days following the date that Landlord is in receipt of all bids, Landlord and Tenant shall work together to mutually agree on which bidder to select as Contractor. In the event Landlord and Tenant cannot agree on which bidder to select during such five (5) business day period, the lowest qualified bidder that commits to Landlord’s time schedule shall be selected. Tenant shall cooperate with Landlord, as necessary, in connection with the design and construction of the Improvements, including approving or disapproving any items that require Tenant’s approval and providing necessary information, if any, within two (2) business days of Tenant’s receipt of written request therefor. Tenant shall have the right to review (without the right to approve) any plans and budget relating to the Improvements, and any changes thereto. Landlord shall provide Tenant with copies of the final plans and budget for the Improvements, and promptly notify Tenant of any changes to the approved plans and budget and modifications thereto. Restoration and removal requirements with

Exhibit B -1-	Junction Del Mar [First Amendment] [Avenzo Therapeutics, Inc.]

respect to the Improvements shall be governed by the Lease. Responsibility for costs relating the design and construction of the Improvements, as between Landlord and Tenant, shall be governed by Section 3 and the other provisions of this Work Letter. Landlord shall cause the Improvements to be designed and constructed with the Required Level of Care (as such term is defined in Section 4 of Exhibit C-2 to the Lease) in compliance with Law to the extent required for Tenant’s occupancy of the Premises for typical office use and normal density and in good workmanlike manner. Landlord shall keep Tenant reasonably apprised of the status of completion of the Improvements (including, without limitation, holding bi-weekly meetings regarding the status of the Improvements), and use commercially reasonable efforts to provide Tenant with at least five (5) business days’ notice of the anticipated date of Substantial Completion of the Improvements. Notwithstanding anything herein to the contrary, Landlord shall not charge Tenant any construction supervision or management fee in connection with the Improvements.

SECTION 3

COSTS OF CONSTRUCTING IMPROVEMENTS

3.1 Improvement Allowance. Notwithstanding anything to the contrary contained in the Lease or this Work Letter, the total costs and expenses incurred by Landlord in connection with the design and construction of the Improvements (inclusive of, but not limited to, architectural costs, engineering costs, general contractor costs, and the cost of all local and state filing fees, permits and approvals, if any, required to be obtained in order to perform and complete the Improvements) shall not exceed an aggregate amount equal to $93,570.00 (the “Improvement Allowance”). If Landlord determines that the total cost of the Improvements (which shall include all design, construction, installation and other costs) will exceed the Improvement Allowance, then Tenant shall be solely responsible for all such excess costs which are over and above the Improvement Allowance (the “Over-Allowance Amount”). Tenant shall pay any Over-Allowance Amount to Landlord within ten (10) days after demand is made therefor by Landlord from time to time (including, at Landlord’s election, prior to the commencement of construction of the Improvements). Any Over-Allowance Amount shall be disbursed by Landlord prior to any Landlord provided funds for the costs of construction of the Improvements. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, in no event shall Landlord be obligated to pay for (A) any moving costs or expenses related to Tenant’s move-in or occupancy of the Expansion Premises, and/or (B) any costs or expenses associated with the purchase, installation or maintenance of any furniture (including, but not limited to, the cost of any reception desks, credenzas or chairs), fixtures, equipment, art, cabling, audio/visual equipment, telecommunications systems, access controls, security systems and equipment, and/or signage related to Tenant’s occupancy of the Expansion Premises (collectively, “Tenant’s FF&E”). If the total costs of the Improvements do not exceed the Improvement Allowance, any remaining funds upon completion of the Improvements shall be the sole and separate property of Landlord and Tenant shall have no right or claim thereto.

3.2 Allocation of Costs. Except as set forth in Section 3.1 above and this Section 3.2 below, Landlord shall be solely responsible for the costs of constructing the Improvements. Notwithstanding the foregoing, Tenant shall be solely responsible, and Tenant may not use any portion of the Improvement Allowance, for (i) any non-Building standard materials, components or finishes, and (ii) any increased cost of the Improvements arising out of or caused by any “Tenant Delay”, as defined in Section 6.2 below. Any such costs for which Tenant is responsible pursuant to this Section 3.2 shall be paid by Tenant to Landlord within ten (10) days after demand is made therefor by Landlord as an addition to the Over-Allowance Amount.

Exhibit B -2-	Junction Del Mar [First Amendment] [Avenzo Therapeutics, Inc.]

SECTION 4

CONTRACTOR’S WARRANTIES AND GUARANTIES

Landlord hereby assigns to Tenant all warranties and guaranties by the Contractor relating to the Improvements, and Tenant hereby waives all claims against Landlord relating to or arising out of the design and construction of the Improvements; provided, however, that if, within thirty (30) days following the date of Substantial Completion of the Improvements, Tenant provides notice to Landlord of any non-latent defect in the Improvements, or if within six (6) months following the date of Substantial Completion of the Improvements, Tenant provides notice to Landlord of any latent defect in the Improvements, then Landlord shall promptly cause such defect to be corrected, so long as that such defect was not caused by the actions, omissions, misuse, misconduct, damage, destruction, and/or negligence of Tenant, its agents, contractors, subcontractors, employees, subtenants and/or assignees, or by any Tenant alterations. The foregoing obligation to repair any defects shall be Tenant’s sole remedy in connection with the same.

SECTION 5

TENANT’S AGENTS

Tenant hereby protects, defends, indemnifies and holds Landlord harmless for any loss, claims, damages or delays arising from the actions of any space planner, architect, vendor, contractor, subcontractor or consultant engaged by Tenant with respect to the Expansion Premises, if any.

SECTION 6

SUBSTANTIAL COMPLETION OF THE IMPROVEMENTS

6.1 Substantial Completion of the Improvements. For purposes of this Work Letter and this First Amendment, “Substantial Completion” (or “Substantially Complete”) of the Improvements shall occur upon (i) the completion of construction of the Improvements agreed upon by Landlord and Tenant, with the exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant, and (ii) only to the extent a “TI Approval” (defined below) is required by applicable Law, Landlord’s receipt of any and all applicable approvals and/or governmental sign-offs (i.e., temporary or final certificate of occupancy or legal equivalent thereof) applicable to the Improvements necessary for Tenant to occupy the Expansion Premises for the Permitted Use (any of the foregoing, a “TI Approval”); provided, however, that if a TI Approval is not required by the applicable governmental authority due to the limited scope of the Improvements, or if a TI Approval is required and cannot be obtained as a result of any additional work to be performed by or on behalf of Tenant outside of the scope of the Improvements (including, without limitation, the installation of any alterations or

Exhibit B -3-	Junction Del Mar [First Amendment] [Avenzo Therapeutics, Inc.]

tenant fixtures, work-stations, built-in furniture systems, or equipment), then in either case the issuance of a TI Approval shall not be required for Substantial Completion to occur (and satisfaction of item (i) above shall be the only requirement for Substantial Completion to occur). For purposes herein, punchlist items shall mean only details of construction, mechanical adjustment or any other similar matter, the non-completion of which does not unreasonably interfere with Tenant’s use or occupancy of the Expansion Premises and which punchlist items shall be corrected promptly by Landlord (within sixty (60) days following Landlord’s receipt of written notice thereof from Tenant) without unreasonable interference with Tenant’s use of or access to the Expansion Premises.

6.2 Delay of the Substantial Completion of the Improvements. Except as provided in this Section 6.2, the Suite 115 Expansion Commencement Date shall occur as set forth in this First Amendment and Section 6.1 of this Work Letter. If the Substantial Completion of the Improvements are delayed as a direct result of any of the following (each, a “Tenant Delay”), then, notwithstanding anything to the contrary set forth in the Lease or this Work Letter and regardless of the actual date of the Substantial Completion of the Improvements, the Substantial Completion of the Improvements shall be deemed to be the date the Substantial Completion of the Improvements would have occurred if no such Tenant Delay(s) had occurred:

6.2.1 Tenant’s failure to timely approve any matter requiring Tenant’s approval;

6.2.2 A breach by Tenant of the terms of this Work Letter or the Lease;

6.2.3 Any failure by Tenant to timely pay any amounts required to be paid by Tenant pursuant to the terms of this Work Letter; or

6.2.5 Any other acts or omissions of Tenant, or other Tenant Parties.

Notwithstanding the foregoing, no Tenant Delay (except as to items for which the time period for Tenant’s approval is expressly set forth herein) shall be deemed to have occurred unless and until Landlord has provided written notice to Tenant specifying the action or inaction that Landlord contends constitutes a Tenant Delay. If such action or inaction is not cured within one (1) business day after receipt of such notice, then a Tenant Delay, as set forth in such notice, shall be deemed to have occurred commencing as of the date such notice is received and continuing for the number of days that Substantial Completion of the Improvements was in fact delayed as a result of such action or inaction.

SECTION 7

MISCELLANEOUS

7.1 Tenant’s Entry into the Suite 115 Expansion Premises Prior to Substantial Completion. Provided that Tenant and its agents do not interfere with the construction of the Improvements, Tenant shall have reasonable access to the Suite 115 Expansion Premises commencing on the date that Landlord estimates is fifteen (15) days prior to the Substantial Completion of the Improvements for the purpose of installing Tenant’s FF&E (including Tenant’s data and telephone equipment) in the Suite 115 Expansion Premises; provided that such early access shall not be provided until such time that Landlord has reasonably determined that the

Exhibit B -4-	Junction Del Mar [First Amendment] [Avenzo Therapeutics, Inc.]

condition of the Suite 115 Expansion Premises is safe for entry by Tenant and its vendors and that Tenant’s activities will not interfere the construction of the Improvements. Prior to Tenant’s entry into the Suite 115 Expansion Premises as permitted by the terms of this Section 7.1, Tenant shall (i) submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry and (ii) deliver to Landlord the policies or certificates evidencing Tenant’s insurance as required under the terms of the Lease. In any event, Tenant shall use commercially reasonable efforts to commence installation of Tenant’s FF&E within three (3) business days of Substantial Completion of the Improvements and thereafter diligently pursue the same to completion. Tenant’s indemnity set forth in the Lease shall apply during any such period of early entry by Tenant.

7.2 Tenant’s Representative. Tenant has designated Bret Henning ([***]; [***]) as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

7.3 Landlord’s Representative. Landlord has designated Jordan Rubino ([***]; [***]) as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

7.4 Tenant’s Agents. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services at the Project.

7.5 Time is of the Essence. Time is of the essence under this Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, Landlord may elect, at its sole option and without limiting any other right or remedies of Landlord under the Lease, to either (i) deem such item automatically approved or delivered by Tenant at the end of the stated time period, after which any succeeding time period shall then commence, or (ii) treat such failure as a Tenant Delay.

7.6 Tenant’s Default. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, if any Default by Tenant under the Lease or this Work Letter shall occur (including, without limitation, any failure by Tenant to timely fund any costs which are Tenant’s responsibility hereunder), then, in addition to all other rights and remedies granted to Landlord pursuant to the Lease, (i) Landlord may, without any liability whatsoever, cause the cessation of construction of the Improvements (in which case, Tenant shall be responsible for any delay in the completion of the Improvements and any costs occasioned thereby), (ii) at Landlord’s sole election, Tenant shall no longer be entitled to any unfunded portion of the Improvement Allowance (if any), and (iii) all other obligations of Landlord under the terms of the Lease and this Work Letter shall be forgiven until such time as such Default is cured pursuant to the terms of the Lease.

Exhibit B -5-	Junction Del Mar [First Amendment] [Avenzo Therapeutics, Inc.]

7.7 Electronic Notice and Approvals. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, Landlord and Tenant may transmit or otherwise deliver any of the notices and/or approvals required under this Work Letter via electronic mail to Tenant’s and Landlord’s respective representatives identified in Sections 7.2 and 7.3 of this Work Letter. The foregoing shall not preclude either party from sending any notices or approvals by any of the other means identified under the “Notices” provision of the Lease.

7.8 No Constructive Eviction. Tenant hereby acknowledges that, notwithstanding Tenant’s occupancy of the Existing Premises and the Suite 100 Premises during the installation and/or construction of the Improvements, Landlord and Contractor shall be permitted to install and/or construct the Improvements during, without limitation, normal business hours, and Tenant shall cooperate with Landlord and Contractors, including, without limitation, by providing access to the Premises and by providing a clear working area in the applicable portions of the Premises (to the extent required by Landlord) for the installation and/or construction of the Improvements (including, but not limited to, the moving of Tenant’s property away from the area Landlord or Contractor are installing and/or constructing the Improvements). Tenant will be responsible for moving Tenant’s furniture and fixtures away from the area Landlord or Contractor installing and/or constructing the Improvements. In connection therewith, Tenant shall cooperate fully in connection with Landlord’s completion of the installation and/or construction of the Improvements. Tenant hereby agrees that the installation and/or construction of the Improvements shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of rent or damages of any kind. Furthermore, Landlord shall have no responsibility, or for any reason be liable, to Tenant for any direct or indirect injury to, or interference with, Tenant’s business arising from the installation and/or construction of the Improvements, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s furniture, fixtures or personal property or improvements resulting from the installation and/or construction of the Improvements or Landlord’s actions in connection with the installation and/or construction of the Improvements or for any inconvenience or annoyance occasioned by the installation and/or construction of the Improvements or Landlord’s actions in connection with the installation and/or construction of the Improvements, provided that the foregoing shall not limit Landlord’s liability, if any, pursuant to applicable law for personal injury and property damage to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors. Landlord shall use commercially reasonable efforts to perform the Improvements in a manner designed to minimize interference with Tenant’s use of and access to the Premises.

Exhibit B -6-	Junction Del Mar [First Amendment] [Avenzo Therapeutics, Inc.]